                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934



       Date of Report (Date of Earliest Event Reported):  July 27, 1995



                              Walbro Corporation
              (Exact Name of Registrant as Specified in Charter)



          Delaware                     0-6955                    38-1358966
(State or Other Jurisdiction        (Commission                (IRS Employer
       of incorporation)            File Number)             Identification No.)



      6242 Garfield Street, Cass City, Michigan                      48726
      (Address of Principal Executive Offices)                     (Zip Code)

Registrant's telephone number, including area code (517) 872-2131

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

(a) On July 27, 1995, Walbro Corporation ("Walbro"), through certain of its wholly-owned subsidiaries, acquired the Fuel Systems business of Dyno Industrier A.S, a Norwegian corporation ("Dyno") (the "Acquisition").
      The net purchase price for the Acquisition was approximately $124 million (approximately $138 million less approximately $14 million in cash acquired by Walbro), exclusive of expenses of the transaction. The purchase price is subject to certain post-closing adjustments. The purchase price was arrived at through arms'-length negotiations between Walbro and Dyno. Prior to this transaction, there was no material relationship between (i) Dyno or its shareholders and (ii) Walbro or any of its affiliates, any director or officer of Walbro, or any associate of any such director or officer. The Fuel Systems business of Dyno acquired by Walbro is in the business of designing, manufacturing and marketing plastic fuel tank systems and components to European vehicle manufacturers, with operations in six countries.

      Of the approximate $138 million purchase price, approximately $107 million was supplied by the offering of institutionally placed unsecured senior notes due 2005. The remaining approximate $31 million was provided by a Credit Facility (the "Credit Facility") with Comerica Bank, as agent, and certain other lenders. The Credit Facility consists of a $135 million multicurrency revolving loan facility for Walbro and certain of its wholly-owned domestic and foreign subsidiaries. Borrowings under the Credit Facility will bear interest at a per annum rate equal to the agent's base rate or the prevailing interbank offered rate in the applicable offshore currency market, plus an additional margin ranging from 0.5% to 1.75% based on certain financial ratios of Walbro.

(b) Certain of the assets acquired pursuant to this transaction constitute plant, equipment or other physical property used by Dyno in its business as a designer, manufacturer and marketer of plastic fuel tank systems and components. Walbro intends to continue such use.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

(a)   Financial Statements of Business Acquired.

      The following Financial Statements of the Fuel Systems Division of Dyno are included on Pages F-1 through F-23:

      As of December 31, 1994 and 1993 and for the years ended December 31, 1994 and 1993

      Report of Independent Public Accountants . . . . . . . . . . . . . . . . .   F-1
      Combined Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . .   F-3
      Combined Income StatemenTs . . . . . . . . . . . . . . . . . . . . . . . .   F-4
      Combined Statements of Cash Flows  . . . . . . . . . . . . . . . . . . . .   F-5
      Notes to the Combined Financial Statements . . . . . . . . . . . . . . . .   F-6


      For the year ended December 31, 1992

      Report of Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-16
      Combined Statement of Revenues and Direct Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-17
      Notes to the Financial Statements . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-18

      As of March 31, 1995 and for the three months ended March 31, 1995 and 1994

      Unaudited Combined Balance Sheets as of March 31, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . .   F-20
      Combined Income Statements (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-21
      Combined Statements of Cash Flows (Unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-22
      Notes to the Combined Financial Statements (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-23

(b)   Pro Forma Financial Information.

      The following Pro Forma Unaudited Condensed Consolidated Financial
      Information is included in pages P-1 through P-3 of this Form 8-K:

      Pro Forma Unaudited Condensed Consolidated Statement of Operations
        for the three months ended March 31, 1995 and the year ended
        December 31, 1994. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   P-1
      Notes to Pro Forma Unaudited Condensed Consolidated Statements of Operations  . . . . . . .  . . . . . . . . . . .   P-2
      Pro Forma Unaudited Condensed Consolidated Balance Sheet as of
        March 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   P-3
      Notes to Pro Forma Unaudited Condensed Consolidated Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . .   P-3

(c)   Exhibits.

      2.1    Purchase and Sale Agreement ("Dyno Agreement") by and between Walbro Corporation and Dyno Industrier A.S, dated as of April 7, 1995, incorporated by reference to Exhibit 2.1 to Walbro's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

      2.2    Addendum to Dyno Agreement by and between Walbro Corporation and Dyno Industrier A.S, dated as of July 27, 1995.

      2.3    Indenture dated as of July 27, 1995 among Walbro Corporation, Walbro Automotive Corporation, Walbro Engine
             Management Corporation, Sharon Manufacturing Company, Whitehead Engineered Products, Inc. and Bankers Trust
             Company.

      2.4    Walbro Corporation $135,000,000 Credit Agreement dated as of July 26, 1995, with Comerica Bank, as agent.

      23.1   Consent of Arthur Andersen &  Co. GmbH

      23.2   Consent of Arthur Andersen & Co. GmbH

      23.3   Consent of Deloitte & Touche



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 Walbro Corporation

                                      /s/ L. E. Althaver
                                 By:  ------------------------------------
Dated:  August 9, 1995                L. E. Althaver
                                      Chairman, President and Chief
                                      Executive Officer

           PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL DATA

     The following Pro Forma Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 1995 and the year ended December 31, 1994 present pro forma operating results as if the Transactions had occurred as of January 1, 1994. The Pro Forma Unaudited Condensed Consolidated Balance Sheet as of March 31, 1995 gives effect to the Transactions as if they had occurred on that date. The pro forma adjustments are described in the notes thereto. The Pro Forma Unaudited Condensed Consolidated Financial Data should be read in conjunction with the Company's and Dyno's historical financial statements and related notes thereto. The Pro Forma Unaudited Condensed Consolidated Financial Data do not purport to represent either future results or the results that would have occurred if the Transactions had occurred on the dates indicated, nor do they give effect to any matters other than those described in the notes thereto.

      PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            THREE MONTHS ENDED MARCH 31, 1995
                                                ---------------------------------------------------------
                                                 COMPANY          DYNO
                                                HISTORICAL    HISTORICAL(1)    ADJUSTMENTS      PRO FORMA
                                                ----------    -------------    -----------      ---------
                                                   (UNAUDITED DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net sales....................................   $   98,257       $53,339         $--            $ 151,596
Cost of sales................................       77,550        41,823            (196)(2)      119,177
                                                ----------    ----------       ---------        ---------
Gross margin.................................       20,707        11,516             196           32,419
Selling and administrative expenses..........       12,661         8,190          --               20,851
                                                ----------    ----------       ---------        ---------
Operating income.............................        8,046         3,326             196           11,568
Interest expense, net........................        1,089           509           2,966(3)         4,564
Other expense, net...........................          321           202          --                  523
                                                ----------    ----------       ---------        ---------
Income before taxes and other................        6,636         2,615          (2,770)           6,481
Provision for income taxes...................        2,554           795          (1,082)(5)        2,267
Equity in (income) loss of joint ventures....       (1,006)       --              --               (1,006)
                                                ----------    ----------       ---------        ---------
Net income...................................   $    5,088       $ 1,820         $(1,688)       $   5,220
                                                  ========    ==========       =========        =========
Net income per share.........................         $.59                                           $.61
Weighted average shares outstanding..........    8,597,265                                      8,597,265
EBITDA(6)....................................   $   11,690       $ 5,983          --            $  17,673
Ratio of EBITDA to interest expense, net.....         10.7x                                           3.9x

                                                              YEAR ENDED DECEMBER 31, 1994
                                                 -------------------------------------------------------
                                                  COMPANY         DYNO
                                                 HISTORICAL   HISTORICAL(1)   ADJUSTMENTS      PRO FORMA
                                                 ----------   -------------   -----------      ---------
                                                   (UNAUDITED DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net sales.....................................   $  325,205     $ 147,147      $  --           $ 472,352
Cost of sales.................................      261,501       112,514            916(2)      374,931
                                                 ----------   -------------   -----------      ---------
Gross margin..................................       63,704        34,633           (916)         97,421
Selling and administrative expenses...........       39,318        29,541           (950)(4)      67,909
                                                 ----------   -------------   -----------      ---------
Operating income..............................       24,386         5,092             34          29,512
Interest expense, net.........................        3,771         2,792         10,754(3)       17,317
Other expense, net............................        2,713           984         --               3,697
                                                 ----------   -------------   -----------      ---------
Income before taxes and other.................       17,902         1,316        (10,720)          8,498
Provision for income taxes....................        5,824         2,329         (3,435)(5)       4,718
Minority interest.............................           92       --              --                  92
Equity in (income) loss of joint ventures.....       (2,609)      --              --              (2,609)
                                                 ----------   -------------   -----------      ---------
Income (loss) before extraordinary item.......       14,595        (1,013)        (7,285)          6,297
                                                 ----------   -------------   -----------      ---------
Extraordinary item--gain on forgiveness
  of debt.....................................       --             4,691         (4,691)         --
                                                 ----------   -------------   -----------      ---------
Net income....................................   $   14,595     $   3,678      $ (11,976)      $   6,297
                                                   ========    ==========      =========        ========
Net income per share..........................        $1.70                                         $.73
Weighted average shares outstanding...........    8,602,077                                    8,602,077
EBITDA(6).....................................   $   36,345     $  14,020      $     950       $  51,315
Ratio of EBITDA to interest expense, net......          9.6x                                         3.0x

        NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
                                OF OPERATIONS

(1) The Dyno historical information represents amounts derived from the unaudited combined financial statements of Dyno for the three months ended March 31, 1995 and the audited combined financial statements of Dyno for the year ended December 31, 1994, included elsewhere in this Offering Memorandum, translated from Norwegian Kroner ("NOK") to U.S. Dollars at the average exchange rates of 6.54 NOK and 7.05 NOK to one U.S. Dollar for the three months ended March 31, 1995 and the year ended December 31, 1994, respectively.

(2) Adjustments consist of pro forma adjustments to the historical expenses of Dyno to reflect estimated adjustments to depreciation and amortization expense resulting from the revaluation of Dyno net assets acquired. The adjustments include the following items:

                                                              THREE MONTHS ENDED       YEAR ENDED
                                                                MARCH 31, 1995      DECEMBER 31, 1994
                                                              ------------------    -----------------
    Depreciation and amortization expense on revalued
      assets...............................................        $  2,461              $ 9,844
    Eliminate historical depreciation and amortization
      expense on assets....................................          (2,657)              (8,928)
                                                                   --------              -------
                                                                   $   (196)             $   916
                                                                   ========              =======

(3) Reflects interest expense changes resulting from new indebtedness incurred in conjunction with the Transactions. Amortization of deferred financing fees was calculated based on a ten year amortization period for fees related to the Notes and a five year amortization period for fees related to the New Credit Facility. In addition, the remaining balance of deferred financing fees on the existing credit agreement is assumed to be written off. In connection with the Dyno Acquisition, certain liabilities are not being assumed by the Company, consisting principally of certain borrowings of long-term debt, amounts payable to related entities, certain notes payable and subordinated loans. As such, interest expense incurred on these borrowings not being assumed has been eliminated in the pro forma presentation.

                                                              THREE MONTHS ENDED       YEAR ENDED
                                                                MARCH 31, 1995      DECEMBER 31, 1994
                                                              ------------------    -----------------
    Interest expense on the Notes, at 9 7/8%, including
      amortization of original issue discount of $10 and
      $39, respectively....................................         $2,725               $10,901
    Estimated interest on New Credit Facility borrowings...            885                 4,081
    Elimination of interest expense on certain credit
      facilities...........................................           (111)               (1,629)
    Elimination of interest expense on Dyno borrowings not
      assumed..............................................           (659)               (3,104)
    Fee amortization on Notes..............................            109                   436
    Fee amortization on New Credit Facility................             32                   129
    Write-off of unamortized deferred financing fees.......            (15)                  (60)
                                                                    ------               -------
                                                                    $2,966               $10,754
                                                                    ======               =======

(4) Reflects the elimination of a $950 charge recorded in 1994 related to a litigation claim against Dyno Industrier A.S in France which is still pending. In accordance with the agreement to acquire Dyno, Dyno Industrier A.S will retain all obligations related to this claim.

(5) Reflects estimated income tax adjustments resulting from the pro forma adjustments as follows:

                                                              THREE MONTHS ENDED       YEAR ENDED
                                                                MARCH 31, 1995      DECEMBER 31, 1994
                                                              ------------------    -----------------
    Income tax effects of adjustments in Notes 2 and 4
      above at Dyno's estimated effective income tax rate
      of 30.4% and 177.1%, respectively....................        $     60              $    60
    Income tax effects of adjustments in Note 3 above at
      the Company's estimated effective income tax rate of
      38.5% and 32.5%, respectively........................          (1,142)              (3,495)
                                                                   --------              -------
                                                                   $ (1,082)             $(3,435)
                                                                   ========              =======

(6) "EBITDA" represents, for any period, the sum of operating income (minus foreign currency exchange losses and other expenses, net) and depreciation and amortization. EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's historical ability to service its debt.

            PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                                                                AS OF MARCH 31, 1995
                                          ----------------------------------------------------------------
                                           COMPANY            DYNO
                                          HISTORICAL      HISTORICAL(1)     ADJUSTMENTS          PRO FORMA
                                          ----------      -------------    --------------        ---------
                                                          (UNAUDITED DOLLARS IN THOUSANDS)
ASSETS
Cash.....................................  $   3,188        $   6,299         $--                $   9,487
Accounts receivable, net.................     71,591           41,037          --                  112,628
Inventories..............................     34,180           14,664          --                   48,844
Other current assets.....................      8,523            9,975          --                   18,498
                                           ---------        ---------         --------           ---------
     Total current assets................    117,482           71,975          --                  189,457
                                           ---------        ---------         --------           ---------
Property, plant and equipment............    155,682          106,277          (13,342) (2)        248,617
Accumulated depreciation.................    (54,197)         (44,694)          44,694  (2)        (54,197)
                                           ---------        ---------         --------           ---------
Net property, plant and equipment........    101,485           61,583           31,352             194,420
                                           ---------        ---------         --------           ---------
Goodwill.................................     19,134            1,574           11,750  (2)         32,458
Other assets.............................     43,079            4,753            2,093  (3)(4)      49,925
                                           ---------        ---------         --------           ---------
     Total other assets..................     62,213            6,327           13,843              82,383
                                           ---------        ---------         --------           ---------
       Total assets......................  $ 281,180        $ 139,885         $ 45,195           $ 466,260
                                           =========        =========         ========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt..........................  $  15,973        $  20,451         $(15,381) (4)      $  21,043
Other current liabilities................     44,478           45,437           (4,844) (4)         85,071
                                          ----------        ---------         --------           ---------
     Total current liabilities...........     60,451           65,888          (20,225)            106,114
                                          ----------        ---------         --------           ---------
Total long-term debt, less current
  portion................................     74,352           18,048          117,349  (4)(5)     209,749
Other long-term liabilities..............     12,932            8,299           (4,224) (4)(6)      17,007
                                          ----------        ---------         --------           ---------
     Total long-term liabilities.........     87,284           26,347          113,125             226,756
                                          ----------        ---------         --------           ---------
Total stockholders' equity...............    133,445           47,650          (47,705) (2)(3)     133,390
                                          ----------        ---------         --------           ---------
     Total liabilities and stockholders'
       equity............................  $ 281,180        $ 139,885         $ 45,195           $ 466,260
                                            ========        =========         ========           =========

       NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(1) The Dyno historical information represents amounts derived from the unaudited combined financial statements of Dyno for the three months ended March 31, 1995, included elsewhere in this Offering Memorandum, translated from NOK to U.S. Dollars at the March 31, 1995 exchange rate of 6.29 NOK to one U.S. Dollar.
(2) The purchase price of $130,000 in cash includes provisions for estimated closing adjustments and fees and expenses estimated at $6,000. The Dyno Acquisition will be accounted for using the purchase method of accounting and the total purchase cost will be allocated first to assets and liabilities based upon their respective fair market values, with the remainder allocated to goodwill. Historical Dyno equity balances are eliminated for purposes of the pro forma consolidated balance sheet. The allocation of the purchase price reflected above is based on estimates and may differ from the final allocation.
(3) Reflects fees of $5,000 related to the Offering and the New Credit Facility, net of the write-off of unamortized fees of $55 on the retirement of borrowings under certain credit facilities.
(4) The assets acquired and liabilities assumed by the Company in the Dyno Acquisition excluded certain long-term assets, a portion of long-term debt (both current and non-current portions), amounts payable to related entities, income taxes payable, deferred income taxes and certain long-term liabilities.
(5) Reflects the effects of the Transactions as follows:

    Issuance of the Notes.........................................................   $109,615
    Borrowings under the New Credit Facility......................................     32,785
    Retirement of the borrowings outstanding under certain credit facilities......     (7,400)
                                                                                     --------
    Net increase in long-term debt................................................   $135,000
                                                                                     ========

(6) Reflects the recognition of deferred income taxes on the write-up of property, plant and equipment computed at the statutory tax rate in effect in each country where the stock is being acquired as follows: Belgium -- 40%, France -- 33% and Spain -- 35%.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Dyno Industrier A.S
Oslo, Norway:

     We have audited the accompanying combined balance sheet of the Fuel Tank System Division (the "Division") of Dyno Industrier A.S ("Dyno") as of December 31, 1994, and the related combined statements of income, stockholders' and divisional equity, and cash flows for the year then ended. These financial statements are the responsibility of the Division and Dyno's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such 1994 financial statements present fairly, in all material respects, the combined financial position of the Division as of December 31, 1994, and the combined results of operations and its combined cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN & CO. GmbH

Stuttgart, Germany
May 12, 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors of Dyno Industrier A.S:

     We have audited the accompanying combined balance sheet of the Fuel Tank System Division of Dyno Industrier A.S (the "Division") as of December 31, 1993, and the related combined statements of income, and cash flow for the year then ended. These combined financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such 1993 combined financial statements present fairly, in all material respects, the combined financial position of the Division as of December 31, 1993, and the combined results of operations and its combined cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          DELOITTE & TOUCHE

Oslo, Norway
May 12, 1995

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                            COMBINED BALANCE SHEETS
                        AS OF DECEMBER 31, 1994 AND 1993

                                                                          1994          1993
                                                                         -------       -------
                                                                            (AMOUNTS IN NOK
                                                                                1,000)
ASSETS
Current Assets:
  Cash and cash equivalents -- (Note 1)................................   24,136        25,285
  Notes receivable -- (Note 4).........................................   32,622        34,384
  Accounts receivable (less allowance for doubtful accounts of 1,612
     and 3,591 in 1994 and 1993 respectively) -- (Note 4)..............  181,792       116,863
  Amounts receivable from related entities -- (Note 11)................   28,980         2,591
Inventories: -- (Note 1)
  Raw materials........................................................   37,036        31,337
  Work in progress.....................................................   22,005        36,374
  Finished goods.......................................................   26,569        19,494
                                                                         -------       -------
          Total Inventories............................................   85,610        87,205
                                                                         -------       -------
  Prepaid expenses and other current assets............................   43,532        43,838
                                                                         -------       -------
          Total Current Assets.........................................  396,672       310,166
                                                                         =======       =======
Property, Plant and Equipment -- Net -- (Note 1 and 5).................  396,665       420,601
Other Assets:
  Long term receivables................................................   16,602        33,278
  Intangible assets -- Net -- (Note 6).................................   14,801        13,338
  Deferred taxes -- (Notes 1 and 3)....................................   11,130        12,793
  Other................................................................    3,605         3,738
                                                                         -------       -------
          Total Other Assets...........................................   46,138        63,147
                                                                         -------       -------
          Total Assets.................................................  839,475       793,914
                                                                         =======       =======
LIABILITIES AND SHAREHOLDERS' AND DIVISIONAL EQUITY:
Current Liabilities:
  Bank overdraft.......................................................       --         3,826
  Accounts payable.....................................................  147,465       108,826
  Accrued liabilities -- (Note 12).....................................   79,919       124,043
  Current portion of long term debt -- (Note 7)........................  102,388        32,679
  Amounts payable to related entities -- (Note 11).....................   36,788       108,570
  Notes payable........................................................   30,792        26,390
  Income Taxes payable.................................................    1,596           246
                                                                         -------       -------
          Total Current Liabilities....................................  398,948       404,580
                                                                         =======       =======
Deferred Revenue.......................................................    9,876         4,842
Accrued Pension Liabilities -- (Notes 1 and 9).........................   10,655         9,488
Deferred Taxes -- (Notes 1 and 3)......................................   22,777        16,469
Long Term Debt -- Less current portion -- (Note 7).....................  100,050       156,258
Subordinated Loan -- (Note 7)..........................................    9,511       124,890
Commitments and Contingencies -- (Note 12)
Shareholders' and Divisional Equity -- (Note 10).......................  287,658        77,387
                                                                         -------       -------
          Total Liabilities and Shareholders' and Divisional Equity....  839,475       793,914
                                                                         =======       =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                           COMBINED INCOME STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                            1994         1993
                                                                          ---------     -------
                                                                             (AMOUNTS IN NOK
                                                                                 1,000)
Revenues -- (Note 2)...................................................   1,037,571     617,955
Cost of Goods Sold.....................................................     793,364     485,030
                                                                          ---------     -------
Gross Profit...........................................................     244,207     132,925
                                                                          ---------     -------
Selling, General, and Administrative Expenses -- (Notes 1, 8, 9, and
  11)..................................................................     208,303     170,590
                                                                          ---------     -------
Operating Income (Loss)................................................      35,904     (37,665)
                                                                          ---------     -------
Other Income (Expense):
  Interest expense.....................................................     (25,446)    (19,052)
  Interest income......................................................       5,757       1,213
  Other expense -- net.................................................      (6,940)      1,106
                                                                          ---------     -------
          Total other income (expense).................................     (26,629)    (16,733)
                                                                          ---------     -------
Income (Loss) Before Taxes and Extraordinary Item......................       9,275     (54,398)
                                                                          ---------     -------
Income Taxes -- (Note 3)...............................................      16,421         349
                                                                          ---------     -------
Loss Before Extraordinary Item.........................................      (7,146)    (54,747)
                                                                          ---------     -------
Extraordinary Item -- Gain on forgiveness on debt -- (Note 7)..........      33,078          --
                                                                          ---------     -------
          Net income (loss)............................................      25,932     (54,747)
                                                                           ========     =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                       COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                           1994         1993
                                                                         --------     --------
                                                                            (AMOUNTS IN NOK
                                                                                1,000)
Cash Flows From Operating Activities:
  Net income (loss)....................................................    25,932      (54,747)
  Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization...................................    62,956       45,110
       Change in deferred income taxes.................................     7,971       (1,424)
       Gain on sale of property, plant and equipment...................    (1,899)      (2,039)
       Gain on forgiveness of debt.....................................   (33,078)          --
       Changes in operating assets and liabilities
       (Increase) decrease:
          Accounts and notes receivable................................   (63,167)     (31,791)
          Inventories..................................................     1,595       (8,437)
          Prepaid expenses and other current assets....................       306      (17,987)
          Long-term receivables and other assets.......................    15,346      (29,323)
       Increase (decrease):
          Accounts payable.............................................    38,639       17,729
          Accrued and other liabilities................................   (45,433)      71,355
          Deferred revenue.............................................     5,034        4,492
                                                                         --------     --------
       Net cash provided by operating activities.......................    14,202       (7,062)
                                                                         ========     ========
Cash Flows From Investing Activities:
  Purchases of property, plant and equipment...........................   (61,376)    (182,061)
  Proceeds from sale of property, plant and equipment..................    25,523       28,932
  (Advances to) repayments from related entities -- net................   (98,171)      54,157
                                                                         --------     --------
  Net cash used in investing activities................................  (134,024)     (98,972)
                                                                         --------     --------
Cash Flows From Financing Activities:
  Borrowings of long-term debt.........................................    43,145       37,220
  Repayments of long-term debt.........................................    (5,434)      (1,097)
  Net repayment of related party long-term debt........................   (19,808)     (18,334)
  Borrowings of subordinated loans.....................................        --       42,612
  Repayments of subordinated loans.....................................   (82,301)          --
  Contributed equity...................................................   185,656       65,560
                                                                         --------     --------
Net cash provided by financing activities..............................   121,258      125,961
                                                                         --------     --------
Foreign currency effects on cash flows.................................    (2,585)       2,640
Net increase (decrease) in cash and cash equivalents...................    (1,149)      22,567
                                                                         --------     --------
Cash and cash equivalents at beginning of year.........................    25,285        2,718
                                                                         --------     --------
Cash and cash equivalents at end of year...............................    24,136       25,285
                                                                         ========     ========
Supplemental disclosure of cash flow information:
  Cash paid for interest...............................................    24,150       27,722
  Income taxes deemed to be paid.......................................     7,100        1,527

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
            AS OF AND FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1993

1 ACCOUNTING POLICIES

Principles of Combination

     The combined historical financial statements include the accounts of the Fuel Tank System Division (the Division) of Dyno Industrier A.S (Dyno), a Norwegian company. This division comprises production units in Norway, Great Britain, Germany, France, Belgium, and Spain which are involved in the development and manufacture of plastic automotive fuel tank systems. All significant accounts and transactions between the division's units have been eliminated in combination.

     The financial statements of the Division's operating units have been combined and prepared as a result of the Purchase and Sale Agreement between Dyno and Walbro Corporation dated April 7, 1995. Walbro Corporation is purchasing certain divisional assets of the entities in Norway, Great Britain, Germany and Belgium, and the shares of the entities in France and Spain. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

     During the periods covered by the combined income statement the Division's business was conducted as an integral part of Dyno's overall operations. The financial statements include sales to and purchases of materials to and from other Dyno business units at established prices. These amounts are not necessarily indicative of the costs that will prevail for the Division subsequent to the closing of the transaction described in the purchase agreement. The financial statements also include various allocated costs and expenses (see Note 8) which are not necessarily indicative of the costs and expenses which would have resulted had the Division been operated as a separate company. All of the allocations and estimates reflected in the financial statements are based on assumptions that the production units' and Dyno's management believes are reasonable.

     In preparing the combined accounts, the results are translated into Norwegian kroner (NOK) at annual average rates of exchange. The combined balance sheet is translated at year-end rates of exchange. The effects of exchange rate changes during the year on net assets are included in Divisional equity.

Cash and cash equivalents

     Cash and cash equivalents include cash, bank deposits and all other monetary instruments with a maturity of less than three months at the date of purchase.

Financial instruments

     The Division's activities in derivative financial instruments are not significant and generally consist of agreements with Dyno and its affiliates to manage foreign currency and interest rate exposure. The estimated fair values of Dyno's financial instruments approximate the carrying values.

     Discounts/premiums on foreign exchange contracts and cost/income on other hedging contracts (interest rate swaps, interest rate caps, etc.) have been recognized as other income or expense over the life of the contracts.

Inventories

     Inventories are valued at the lower of cost using the 'first-in-first-out' method or at net realizable value. Cost for goods purchased is the purchase price. Cost for goods in production and internally produced goods is the direct manufacturing cost plus the appropriate portion of production overhead costs.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

Property, Plant and Equipment

     Property, plant and equipment are carried on the balance sheet at original cost, less straight-line depreciation. The rates for calculating straight-line depreciation have been determined based on an evaluation of the individual fixed asset's economic lifetime as follows:

            machinery and equipment................................    3 - 20 years
            buildings..............................................   20 - 33 years

Intangible Assets

     Intangible assets include organization costs and goodwill, and are amortized on a straight-line basis over five to twenty years.

Research and Development

     Research and development costs are expensed as they are incurred.

Pensions and Pension Liabilities

     Pension costs are calculated in accordance with the Statement of Financial Accounting Standards No. 87. Pension liabilities (directly financed and funded plans) have been valued at the present value of future pension payments as of December 31, 1994. Future pension payments are calculated on the basis of the expected salary at the time of retirement. Pension plan assets are valued at market value on December 31, 1994. Net pension liabilities (pension liabilities less pension plan assets) are accounted for as long term obligations after correction for net actuarial differences.

Income Taxes

     The Division has been included in Dyno's consolidated income tax returns in the various countries. The recorded provision for income taxes approximates the tax effect which would have been recorded had the Division operated on a stand-alone basis.

     Deferred income tax expense has been calculated using the liability method in accordance with Statement of Financial Accounting Standards No. 109. Under this method, deferred tax assets and liabilities are measured based upon "temporary differences" which are differences between the carrying values of assets and liabilities for financial reporting and their tax basis. Deferred income tax expense is the change during the year in the deferred tax assets and liabilities.

Deferred Revenues

     Deferred revenues consist of investment grants from governments and certain subsidies received from customers. Grants are recognized as income when conditions for receipt are met, and subsidies are recognized as an offset to cost of goods sold over the term of the agreement.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

2 REVENUES BY COUNTRY OF CUSTOMER

                                                                   1994         1993
                                                                 ---------     -------
                                                                       NOK 1,000
        Europe:
          United Kingdom.......................................     88,466      68,208
          Netherlands..........................................      5,575       4,679
          Germany..............................................    343,161     167,691
          France...............................................    211,873     213,136
          Belgium..............................................    151,066      23,204
          Spain................................................     51,551           7
          Finland..............................................        301       3,889
          Sweden...............................................    144,727     111,100
          Other EU countries...................................         --         766
                                                                 ---------     -------
                  Total EU.....................................    996,720     592,680
        Norway.................................................      8,083       6,109
        Rest of Europe.........................................     18,730      16,460
                                                                 ---------     -------
                  Total Europe.................................  1,023,533     615,249
        Outside Europe:
          North America........................................        115           1
          Africa...............................................         --         310
          Asia.................................................     13,923       2,395
                                                                 ---------     -------
                  TOTAL........................................  1,037,571     617,955
                                                                 =========     =======

3 TAXES

     The provision for income taxes included in the combined statements of income consist of the following (in NOK 1,000):

                                                                     1994        1993
                                                                    ------      ------
        Current taxes.............................................   8,450       1,773
        Deferred taxes............................................   7,971      (1,424)
                                                                    ------      ------
        Provision for income tax..................................  16,421         349
                                                                    ======      ======

     A reconciliation between income taxes at the statutory rates in Norway (28% for 1994 and 1993) and the provision for income taxes for the years ended 1994 and 1993 is as follows (in NOK 1,000):

                                                                     1994       1993
                                                                    ------     -------
        Income tax provison (benefit) at Norwegian statutory
          rate....................................................   2,597     (15,231)
        International rate differences............................   2,870          --
        Losses for which no tax benefit was provided..............   8,282      15,478
        Utilization of loss carry forwards........................  (3,004)         --
        Other.....................................................   5,676         102
                                                                    ------     -------
        Provision for income tax..................................  16,421         349
                                                                    ======     =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

     Significant components of deferred tax balances as of December 31 are as follows:

                                                                    1994        1993
                                                                   -------     -------
                                                                        NOK 1,000
        Deferred tax assets:
          Accrued costs of pension plans.........................    1,493       1,243
          Net operating loss carry forwards......................   33,448      44,706
          Other..................................................    1,498         408
                                                                   -------     -------
        Total deferred tax assets................................   36,439      46,357
        Valuation allowance......................................  (25,309)    (33,564)
                                                                   -------     -------
        Net deferred tax assets..................................   11,130      12,793
                                                                   -------     -------
        Deferred tax liabilities
          Property, plant and equipment..........................   22,548      16,303
          Other..................................................      229         166
                                                                   -------     -------
        Total Deferred tax liabilities...........................   22,777      16,469
                                                                   =======     =======

     The valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Division has established a valuation allowance for certain net operating loss carryforwards.

     At the end of 1994, total deductible losses carried forward in Dynoplast S.A France and Dynoplast S.A Spain (the entities where stock is being acquired) amounted to NOK 90.4 million. Losses carried forward expire as follows (in NOK 1,000):

        1997................................................................   18,185
        1998................................................................   28,948
        1999................................................................   11,986
        Without expiration..................................................   31,271
                                                                              -------
                  TOTAL.....................................................   90,390
                                                                               ======

4 GEOGRAPHIC AND CREDIT RISK

     Accounts receivable by geographical area as of December 31, are:

                                                                     1994        1993
                                                                   --------    --------
                                                                         NOK 1,000
        Norway.................................................       3,026          --
        The EU.................................................     178,887     119,718
        Rest of Europe.........................................         284          58
                                                                    -------     -------
             Total Europe......................................     182,197     119,776
        North America..........................................          96           3
        Asia...................................................       1,111         675
                                                                    -------     -------
        TOTAL GROSS ACCOUNTS RECEIVABLE........................     183,404     120,454
        Less allowance for doubtful accounts...................       1,612       3,591
                                                                    -------     -------
             TOTAL NET ACCOUNTS RECEIVABLE.....................     181,792     116,863
                                                                    =======     =======

     In addition the French and Spanish entities had notes receivables of (NOK 1,000) 32,449 and 173 in 1994 and 34,377 and 7 in 1993, respectively. These notes are created in the normal course of business in these countries and are generally collected under similar terms to accounts receivable.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

5 PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following at December 31:

                                                                   1994         1993
                                                                  -------      -------
                                                                       NOK 1,000
        Land....................................................   12,012       14,067
        Assets under construction...............................   23,337       35,354
        Buildings...............................................   62,257       41,045
        Machinery and equipment.................................  534,229      531,103
                                                                  -------      -------
             Total..............................................  631,835      621,569
             Less accumulated depreciation......................  235,170      200,968
                                                                  -------      -------
             Property, plant and equipment -- net...............  396,665      420,601
                                                                  =======      =======

6 INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31:

                                                                    1994         1993
                                                                   ------       ------
                                                                        NOK 1,000
        Organizational costs (less accumulated amortization of
          2,102 and 1,401 in 1994 and 1993, respectively)........   4,961        2,945
        Goodwill (less accumulated amortization of 1,168 and 810
          in 1994 and 1993, respectively)........................   9,840       10,393
                                                                   -------      ------
        Intangible assets -- net.................................  14,801       13,338
                                                                   =======      ======

7 NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable include a short term facility with a bank in Spain. This facility was renewed in 1994. It bears interest at 9.6% and matures in December 1995.

     Long-term debt agreements are generally entered into by the legal entities in the various locations. To present the financial position of the division, these amounts have been allocated between divisions operating within the legal entities. Depending on the type of loan, various allocation bases have been utilized including relative investment, level of operations, and working capital.

     Long-term debt consists of the following at December 31:

                                                                    1994        1993
                                                                  --------     -------
                                                                       NOK 1,000
        Mortgage loans..........................................     6,661       4,389
        Bank loans and other long-term debt.....................    45,300      14,263
        Loans from Dyno and affiliated companies................   150,477     170,285
                                                                  --------     -------
             Total..............................................   202,438     188,937
        Less Current portion....................................  (102,388)    (32,679)
                                                                  --------     -------
             Total long-term debt...............................   100,050     156,258
                                                                  ========     =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

     Long-term debt at December 31, 1994, matures as follows (in NOK 1,000):

        1995...............................................................  102,388
        1996...............................................................    5,973
        1997...............................................................   26,380
        1998...............................................................    3,464
        1999...............................................................    3,464
        Thereafter.........................................................   60,769
                                                                             -------
                  TOTAL....................................................  202,438
                                                                             =======

     Long-term debt including first year's installments are payable in the following currencies:

                                  CURRENCY VALUE      NOK 1,000      CURRENCY VALUE      NOK 1,000
        CURRENCY                   DEC 31 1994       DEC 31 1994      DEC 31 1993       DEC 31 1993
        --------                  --------------     -----------     --------------     -----------
        NOK.....................       43,460           43,460           16,693            16,693
        GBP.....................        2,077           21,950            2,597            28,850
        DEM.....................       21,542           94,039           27,139           117,597
        ESB.....................       47,383            2,432           89,131             4,704
        FRF.....................           --               --           13,000            16,579
        BEF.....................      190,955           40,557           21,683             4,514
                                                       -------                            -------
                  TOTAL.........                       202,438                            188,937
                                                       =======                            =======

     The mortgage loans relate to the building in Belgium, and are secured by property, plant and equipment with a total net book value of approximately 97 NOK million at December 31, 1994. The loans bear interest at fixed rates ranging from 8.09 to 10.45% and require monthly principal and interest payments. The loans mature between 1995 and 1997.

     Bank loans and other long-term debt at December 31, 1994 includes loans from banks and other financial institutions in Belgium, Great Britain and Spain. These loans are unsecured, generally require monthly principal payments and bear interest at rates ranging from 6.92 to 10.8%. These loans mature in 2005, 1997, and 1995, respectively.

     Loans from Dyno and affiliated companies consists of agreements in Norway, Germany, France and Great Britain to finance the operations and investing strategies of the entities. These agreements are with the legal entities and balances included in the combined financial statements are allocations of the total outstanding balance. The agreements include both short term facilities and long term notes depending on the cash and capital requirements of the various entities. The agreements generally bear interest at the libor rate plus 0.5 to 0.6875%, and mature at dates ranging from 1995 to 1999.

     Generally the related party loans are unsecured but contain negative pledge clauses. The loan agreements do not contain clauses restrictive to the freedom of action of the entities.

Subordinated Loans

     The subordinated loans are all agreements with related parties that the Division is normally consolidated with. These agreements do not bear interest and no interest has been imputed.

     The legal entity in Great Britain has a non-interest bearing GBP 2,700,000 (NOK 28,500,000) subordinated loan facility with a related party company in Great Britain. Outstanding borrowings allocated to the Division were NOK 9,511,000 and NOK 9,998,000 at December 31, 1994 and 1993, respectively. The facility matures August 27, 1996.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

     The legal entity in France had a non-interest bearing FFR 60,000,000 (NOK 76,519,000) subordinated loan from Dyno as of December 31, 1993, of which FFR 34,000,000 was repaid in 1994 and FFR 26,000,000 was forgiven in accordance with an agreement between Dyno and Dynoplast S.A. in France.

     The legal entity in Germany had a non-interest bearing DEM 10,800,000 (NOK 46,797,000) subordinated loan from Dyno of which NOK 38,373,000 was allocated to the Division as of December 31, 1993, and repaid during 1994.

8 GENERAL, ADMINISTRATIVE AND OTHER ALLOCATED EXPENSES

     General, administrative and other expenses are allocated to the Division using procedures deemed appropriate for the nature of the expenses involved. The procedures utilize various allocation bases such as relative investment, working capital, number of employees and related payroll costs, and direct effort expended. Management of Dyno believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred had the Division been a stand-alone company. Additionally certain management and overhead costs incurred by Dyno related to the Division have been included in the combined financial statements. Such amounts totalled 10.7 NOK million in 1994 and 2.9 NOK million in 1993. These amounts have not been charged to the production units, but have been included for presentation purposes.

     Total research and development expense was (NOK 1,000) 11,414 and 13,030 in 1994 and 1993, respectively.

9 PENSION PLANS

     In Norway, employees' retirement arrangements are provided by funded defined benefit plans. The pension entitlements normally are based on years of service and final salary. Entities in other countries have pension plans in line with local rules and practice. Pension plans are either defined benefit plans or defined contribution plans, where the employer pays a defined contribution which is independently administered.

     The pension assets in Norway are managed by an affiliated company and are primarily invested in fixed interest securities, property and listed shares.

     Net periodic pension cost

                                                                       1994      1993
                                                                       -----     -----
                                                                          NOK 1,000
        Defined benefit plans
          Benefits earned during the year..........................      870       628
          Interest cost on accrued benefit.........................    1,672     1,081
          Expected return on pension assets........................     (684)     (567)
                                                                       -----     -----
          Net pension cost benefit plans...........................    1,858     1,142
                                                                       -----     -----
          Early retirement and other...............................       35        --
                                                                       -----     -----
                  Total net periodic pension cost..................    1,893     1,142
                                                                       =====     =====

     This expense represents an allocation of Dyno's total pension expense based on the ratio of the number of eligible Division employees to the total number of eligible employees.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

     Status of pension plans reconciled to the combined balance sheet:

                                                      1994                    1993
                                              --------------------     -------------------
                                              FUNDED      UNFUNDED     FUNDED     UNFUNDED
                                               PLANS       PLANS       PLANS       PLANS
                                              -------     --------     ------     --------
                                                               NOK 1,000
        Projected benefit obligation
          (PBO)...........................    (10,469)     (9,783 )    (8,979)     (9,216)
        Plan assets at fair value.........      8,765          --       8,707          --
        PBO in excess of plan assets......     (1,704)     (9,783 )      (272)     (9,216)
        Unrecognized net actuarial loss...        812          55
        Early retirement plans and
          other...........................                    (35 )
                                              -------      ------      ------      ------
                  Total accrued pension
                    liability.............       (892)     (9,763 )      (272)     (9,216)
                                              =======      ======      ======      ======
        Economic assumptions:
          Discount rate...................        7.0%        7.0%        7.0%        7.0%
          Rate of return -- plan assets...        8.0%         --         8.0%         --
          Salary increase.................        3.3%      3-3.5%        3.3%      3-3.5%
          Pension increase................        2.5%    2.5-3.0%        2.5%    2.5-3.0%

10 SHAREHOLDER'S AND DIVISIONAL EQUITY

     Combined shareholder's and divisional equity consists of the following (in NOK 1,000) at December 31:

                                                               DECEMBER 31,   DECEMBER 31,
                                                                   1994           1993
                                                               ------------   ------------
        COMMON STOCK:
          Dynoplast S.A., France:
          980,000 in 1993 and 1,189,996 in 1994 shares issued
             at par FRF 100..................................     150,523         29,750
        Dynoplast S.A., Spain:
          749,990,225 shares issued at par ESP 1.............      38,490         39,584
                                                                  -------         ------
        Total Common Stock...................................     189,013         69,334
                                                                  -------         ------
        Other Divisional Equity..............................      98,645          8,053
                                                                  -------         ------
        Total Stockholder's and Divisional Equity............     287,658         77,387
                                                                  -------         ------
        Balance as of beginning of year......................      77,387         66,941
        Net Income(Loss).....................................      25,932        (54,747)
        Contributed Equity...................................     185,656         65,560
        Currency translation.................................      (1,317)          (367)
                                                                  -------         ------
        Balance as of end of year............................     287,658         77,387
                                                                  =======         ======

     Contributed equity includes Dyno management and overhead costs that have been included in the combined financial statements for presentation purposes (see Note 8).

11 RELATED PARTIES

     As described in Note 1, the Division is an integral part of Dyno and is normally consolidated in the Dyno financial statements. Many of the Division's production units share facilities with other Divisions of Dyno.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

Dyno affiliates provide certain treasury, insurance, and pension fund management services to the Division at varying degrees.

     Amounts receivable from and payable to related entities comprises balances between the Division and other Divisions in the same legal entity as well as balances with Dyno and it's affiliates for various non-operating charges and expenses.

     In conjunction with certain financing arrangements (see Note 7), Dyno and it's affiliates have issued letters of comfort on behalf of fuel tank business units in favor of other lenders of approximately NOK 8,972,000 as of December 31, 1994.

     The combined financial statements include sales and purchases of various products and services to and from Dyno and its affiliates in the normal course of business of approximately (NOK 1,000) 2,889 and 29,678 in 1994 and (NOK 1,000) 3,148 and 23,028 in 1993, respectively. Amounts due from and due to these affiliated entities related to these transactions were approximately (NOK 1,000) 182 and 5,723 and (NOK 1,000) 810 and 4,615 as of December 31, 1994 and 1993,
respectively. These amounts are included in trade accounts receivable and payable.

     The production unit in France leased certain equipment from an affiliated company during 1993 and 1994. This arrangement has been accounted for as a capital lease. The equipment was purchased when the lease expired in 1994. The capital lease obligation is included in bank loans and other long term debt at December 31, 1993. Total payments under this arrangement were (NOK 1,000) 4,944 and 5,597 in 1994 and 1993, respectively.

12 CONTINGENCIES, GUARANTEES AND LEASE COMMITMENTS

     Minimum commitments under non-cancelable leases having a remaining lease term in excess of one year at December 31, 1994 will fall due for payment as follows (in NOK 1,000):

        1995................................................................   14,948
        1996................................................................   15,294
        1997................................................................   11,424
        1998................................................................   10,935
        1999................................................................   10,825
        Thereafter..........................................................    6,960
                                                                               ------
                  Total.....................................................   70,386
                                                                               ======

     Total lease expense was approximately (NOK 1,000) 22,739 and 23,739 in 1994 and 1993, respectively.

     The operating unit in Norway has issued a performance bond of NOK 352,000 as of December 31, 1994.

     In 1994 a former agent of the division filed a 19 FFR million (approximately 24 NOK million) claim against Dyno Industrier A.S for breach of the agent agreement related to procurement of materials for the production unit in France. The litigation is still pending and Dyno intends to vigorously defend its position. Although the final outcome cannot presently be determined, Dyno has accrued a liability of approximately 6.7 NOK million which has been included in the combined statements in 1994 as it relates to the operations of the Division. In accordance with the purchase agreement (see Note 1), Dyno will retain any obligations related to this claim.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

13 FINANCIAL INSTRUMENTS

     The financial hedging agreements as of December 31 are as follows:

1993:

1. FORWARD CONTRACTS


 CONTRACT SUM (THOUSANDS)
--------------------------
  BOUGHT          SOLD        FORWARD RATE     DATE DUE     CONTRACT PARTNER
----------    ------------    ------------     ---------    ----------------
DEM 1,496      ESB 122,807        82.09         Jan 1994     Dyno Finans A.S
DEM 5,583       FRF 19,477       0.2867         Jan 1994       Dresdner Bank

1994:

1. FORWARD CONTRACT


     CONTRACT SUM
      (THOUSANDS)
-----------------------
 BOUGHT        SOLD        FORWARD RATE     DATE DUE     CONTRACT PARTNER
--------    -----------    ------------     ---------    ----------------
DEM
  883...     ESB 73,858        83.65         Jan 1995     Dyno Finans A.S

2. INTEREST RATE CAPS


CURR. AMOUNT     INTEREST RATE           PERIOD                        CONTRACT PARTNER
------------     -------------     -------------------                 ----------------
(THOUSANDS)
ESB 500,000           11%           1995 - August 1997                  Dyno Finans A.S

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors of Dyno Industrier A.S:

     We have audited the accompanying combined statement of revenues and direct costs and expenses of the Fuel Tank System Division (the "Division") of Dyno Industrier A.S for the year ended December 31, 1992. This financial statement is the responsibility of the Division's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statement presents fairly, in all material respects, the combined revenues and direct costs and expenses of the Division for the year ended December 31, 1992, in conformity with accounting principles generally accepted in the United States.

                                          DELOITTE & TOUCHE

Oslo, Norway
May 30, 1995

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

          COMBINED STATEMENT OF REVENUES AND DIRECT COSTS AND EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1992

                                                                                       1992
                                                                                    ----------
                                                                                   (AMOUNTS IN
                                                                                    NOK 1,000)
Revenues -- (Note 3).............................................................     406,503
Cost of Goods Sold...............................................................     277,229
Gross Profit.....................................................................     129,274
Selling, General, and Administrative Expenses....................................     177,524
                                                                                    ---------
Operating Income (Loss)..........................................................     (48,250)
                                                                                    =========

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                       NOTES TO THE FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED 31 DECEMBER 1992

1 BASIS OF PRESENTATION

     The financial statements includes the combined accounts of the Fuel Tank System Division (the Division) of Dyno Industrier A.S (Dyno), a Norwegian company. This division comprises production units in Norway, Great Britain, Germany, France, Belgium and Spain which are involved in the development and manufacture of plastic automotive fuel tank systems. All significant transactions between the division's production units have been eliminated in combination.

     The financial statements of the Division's operating units have been combined and prepared as a result of the Purchase and Sale Agreement between Dyno and Walbro Corporation dated April 7, 1995. Walbro Corporation is purchasing certain divisional assets of the entities in Norway, Great Britain, Germany and Belgium, and the shares of the entities in France and Spain.

     During the period covered by the combined financial statement the Division's business was conducted as an integral part of Dyno's overall operations. The financial statements include sales to and purchases of materials to and from other Dyno business units at established prices. These amounts are not necessarily indicative of the costs that will prevail for the Division subsequent to the closing of the transaction described in the purchase agreement.

     The combined financial statement includes all revenues and costs and expenses directly incurred by, or related to, the Division, including depreciation and rental cost related to facilities used in the business. The cost of administrative and marketing personnel and facilities in certain locations are shared with, and allocated between, other Dyno divisions. The financial statement does not reflect any Dyno corporate management or overhead costs, or any provision for income taxes.

     The accompanying combined statement of revenues and direct costs and expenses has been prepared in conformity with general accepted accounting principles in the United States.

2 ACCOUNTING POLICIES

Cost of Goods Sold

     Inventories are valued at the lower of cost using the 'first-in-first-out' method or at net realizable value. Cost for goods purchased is the purchase price. Cost for goods in production and internally produced goods is the direct manufacturing cost plus the appropriate portion of production overhead costs.

Depreciation

     Property, plant and equipment are depreciated using the straight-line method. The rates for calculating straight-line depreciation have been determined based on an evaluation of the individual fixed asset's economic lifetime as follows:

        machinery and equipment.......................................   3 - 20 years
        buildings.....................................................  20 - 33 years

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

3 REVENUES BY COUNTRY OF CUSTOMER

                                                                         (IN NOK 1000)
        United Kingdom.................................................      81,474
        Germany........................................................      73,029
        France.........................................................     105,684
        Belgium........................................................       3,322
        Sweden.........................................................     111,568
        Other..........................................................      31,426
                                                                            -------
                  Total................................................     406,503
                                                                            =======

4 RELATED PARTY TRANSACTIONS

     As described in Note 1, the Division is an integral part of Dyno and is normally consolidated in the Dyno financial statements. Many of the Division's production units share facilities with other divisions of Dyno.

     The combined financial statement includes sales and purchases of various products and services to and from Dyno and its affiliates in the normal course of business totalling approximately (NOK 1,000) 2,177 and 24,274.

     The production units in France and Germany leased certain equipment from an affiliated company during the year. Total payments for the year under these arrangements were (NOK 1,000) 9,917.

5 COMMITMENTS

     The Division has various leases for certain facilities and machinery and equipment. Total rental expense for the year was approximately (NOK 1,000) 22,922.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                            COMBINED BALANCE SHEETS

                                                                          3/31/95      3/31/94
                                                                          -------      -------
                                                                         (AMOUNTS IN NOK 1,000)
                                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents............................................    39,635       20,548
  Notes receivable.....................................................    33,290       32,296
  Accounts receivable -- Net...........................................   218,024      158,044
  Amounts receivable from related entities.............................     6,913       11,910
Inventories:
  Raw materials........................................................    39,964       37,329
  Work in progress.....................................................    25,000       32,926
  Finished goods.......................................................    27,308       28,984
                                                                          -------      -------
          Total Inventories............................................    92,272       99,239
                                                                          -------      -------
  Prepaid expenses and other current assets............................    62,770       34,697
                                                                          -------      -------
          Total Current Assets.........................................   452,904      356,734
                                                                          =======      =======
Property, Plant and Equipment -- Net...................................   387,510      402,524
Other Assets:
  Long term receivables................................................    11,965       26,564
  Intangible assets -- Net.............................................    14,050       13,725
  Deferred taxes.......................................................    10,158       17,421
  Other................................................................     3,639        3,624
                                                                          -------      -------
          Total Other Assets...........................................    39,812       61,334
                                                                          -------      -------
          Total Assets.................................................   880,226      820,592
                                                                          =======      =======
LIABILITIES AND SHAREHOLDERS' AND DIVISIONAL EQUITY
Current Liabilities:
  Bank overdraft.......................................................     2,678        3,746
  Accounts payable.....................................................   205,716      228,389
  Accrued liabilities..................................................    49,718       82,931
  Current portion of long term debt....................................    96,784       36,269
  Amounts payable to related entities..................................    27,715       19,900
  Notes payable........................................................    29,220       31,920
  Income taxes payable.................................................     2,770          971
                                                                          -------      -------
          Total Current Liabilities....................................   414,601      404,126
                                                                          =======      =======
Long Term Debt -- Less current portion.................................   113,566      169,631
Subordinated Loan......................................................     8,984      124,742
Deferred Taxes.........................................................    27,003       18,850
Other Long Term Liabilities............................................    16,232       13,263
Shareholders' and Divisional Equity....................................   299,840       89,980
                                                                          -------      -------
          Total Liabilities and Shareholders' and Divisional Equity....   880,226      820,592
                                                                          =======      =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                           COMBINED INCOME STATEMENTS

                                                                          THREE MONTHS ENDED
                                                                         ---------------------
                                                                         3/31/95       3/31/94
                                                                         -------       -------
                                                                        (AMOUNTS IN NOK 1,000)
                                                                             (UNAUDITED)
Revenues..............................................................   348,606       236,057
Cost of Goods Sold....................................................   273,338       181,938
                                                                         -------       -------
Gross Profit..........................................................    75,268        54,119
                                                                         -------       -------
Selling, General, and Administrative Expenses -- (Note 1).............    53,527        52,396
                                                                         -------       -------
Operating Income......................................................    21,741         1,723
                                                                         -------       -------
Other Income (Expense):
  Interest expense....................................................    (5,131)       (6,699)
  Interest income.....................................................     1,806         1,333
  Other expense -- Net................................................    (1,324)         (421)
                                                                         -------       -------
          Total Other Income (Expense)................................    (4,649)       (5,787)
                                                                         -------       -------
Income (Loss) Before Taxes............................................    17,092        (4,064)
                                                                         -------       -------
Income Taxes..........................................................     5,198         4,531
                                                                         -------       -------
          Net Income (Loss)...........................................    11,894        (8,595)
                                                                         =======       =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                          THREE MONTHS ENDED
                                                                        ----------------------
                                                                        3/31/95       3/31/94
                                                                        --------      --------
                                                                        (AMOUNTS IN NOK 1,000)
                                                                             (UNAUDITED)
Cash Flows From Operating Activities:
  Net income (loss)..................................................     11,894        (8,595)
  Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization.................................     17,364        15,499
       Change in deferred income taxes...............................      5,199        (2,248)
       (Gain) loss on sale of property, plant and equipment..........        (58)           94
       Changes in operating assets and liabilities:
       (Increase) decrease:
          Accounts and notes receivable..............................    (36,900)      (39,093)
          Inventories................................................     (6,662)      (11,105)
          Prepaid expenses and other current assets..................    (19,238)        9,141
          Long-term receivables and other assets.....................      5,354         6,442
       Increase (decrease):
          Accounts payable...........................................     58,251       119,563
          Accrued and other liabilities..............................    (30,648)      (41,532)
                                                                        --------      --------
       Net cash provided by operating activities.....................      4,556        48,166
                                                                        ========      ========
Cash Flows From Investing Activities:
  Purchases of property, plant and equipment.........................     (9,185)      (13,934)
  Proceeds from sale of property, plant and equipment................      1,362        16,563
  (Advances to) repayments from related entities -- net..............     12,994       (97,989)
                                                                        --------      --------
  Net cash provided by (used in) investing activities................      5,171       (95,360)
                                                                        --------      --------
Cash Flows From Financing Activities:
  Borrowings of long-term debt.......................................      8,739        15,006
  Repayments of long-term debt.......................................     (3,272)       (1,270)
  Net change of related party long-term debt.........................      2,987         8,269
  Contributed equity.................................................      2,326        22,937
                                                                        --------      --------
Net cash provided by financing activities............................     10,780        44,942
                                                                        --------      --------
Foreign currency effects on cash flows...............................     (5,008)       (2,485)
Net increase (decrease) in cash and cash equivalents.................     15,499        (4,737)
                                                                        --------      --------
Cash and cash equivalents at beginning of year.......................     24,136        25,285
                                                                        --------      --------
Cash and cash equivalents at end of period...........................     39,635        20,548
                                                                        ========      ========

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1 ACCOUNTING POLICIES AND PRINCIPLES OF COMBINATION

     The condensed combined interim financial statements and notes should be read in conjunction with the combined financial statements and notes for the fuel tank system division for the year ended December 31, 1994. The condensed combined financial statements have been prepared in accordance with United States generally accepted accounting principles. The interim combined financial statements are unaudited and reflect all adjustments which are, in the opinion of management, necessary to present fairly the results of operation for the periods presented.

     During the periods covered by the combined income statements the Division's business was conducted as an integral part of Dyno Industrier A.S's ("Dyno") overall operations. The combined financial statements include sales to and purchases of materials to and from other Dyno business units at established prices. They also include various allocated costs and expenses which are not necessarily indicative of the costs and expenses which would have resulted had the Division been operated as a separate company. All of the allocations and estimates reflected in the combined financial statements are based on assumptions that the production units' and Dyno's management believes are reasonable. Additionally certain management and overhead costs incurred by Dyno related to the Division have been included in the combined financial statements. Such amounts totaled 2.3 and 1.4 NOK million for the three months ended March 31, 1995 and 1994, respectively. These amounts have not been charged to the production units, but have been included for presentation purposes. Total research and development expense was 2.4 and 2.6 NOK million for the three months ended March 31, 1995 and 1994, respectively.

2 CONTINGENCIES

     In 1994 a former agent of the Division filed a 19 FFR million (approximately 24 NOK million) claim against Dyno Industrier A.S for breach of the agent agreement related to procurement of materials for the production unit in France. The litigation is still pending and Dyno intends to vigorously defend its position. Although the final outcome cannot presently be determined, Dyno has accrued a liability of approximately 6.7 NOK million which has been included in the combined statements as it relates to the operations of the Division. In accordance with the purchase and sale agreement (see Note 3), Dyno will retain any obligations related to this claim.

3 SUBSEQUENT EVENT

     In April 1995, Dyno signed a purchase and sale agreement with Walbro Corporation. Walbro is purchasing certain divisional assets of the entities in Norway, Great Britain, Germany and Belgium, and the shares of the entities in France and Spain. The price of the acquisition will be approximately USD 124 million, subject to certain adjustments. The transaction is expected to close in the summer of 1995.

                                Exhibit Index
                                -------------


                                                                  Sequential
                                                                     Page
Exhibit #                          Item                             Number
---------                          ----                           ----------

  2.2          Addendum to Dyno Agreement by and between Walbro
               Corporation and Dyno Industrier A.S, dated as of July 27, 1995.

  2.3 Indenture dated as of July 27, 1995 among Walbro Corporation, Walbro Automotive Corporation, Walbro Engine Management Corporation, Sharon Manufacturing Company, Whitehead Engineered Products, Inc. and Bankers Trust Company.

  2.4 Walbro Corporation $135,000,000 Credit Agreement dated as July 26, 1995, with Comerica Bank, as agent.

  23.1         Consent of Arthur Andersen & Co. GmbH

  23.2         Consent of Arthur Andersen & Co. GmbH

  23.3         Consent of Deloitte & Touche